EXHIBIT 4.3

ThIS NOTE haS not been registered under the Securities Act of 1933. IT may not be sold, offered for sale, pledged, hypothecated, or otherwise transferred except pursuant to an effective registration statement under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company that registration is not required under such Act.

LENCO MOBILE, INC.

SENIOR SECURED PROMISSORY NOTE

$[______________]	July __, 2012 Seattle, Washington

FOR VALUE RECEIVED, Lenco Mobile Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of _________________ (the "Lender"), the principal sum of [_____________________] Dollars ($______), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the rate of 12% per annum, compounded quarterly subject to any limitations set forth in Section 2 below. Interest shall begin to accrue on the date of this Note and shall continue to accrue on the outstanding principal amount until the entire Balance (as defined below) is paid and shall be computed based on the actual number of days elapsed and on a year of 365 days. This Note is issued pursuant to the terms of that certain Note Purchase and Security Agreement dated as of July __, 2012 among the Company and each of the other parties thereto as Lenders (as amended from time to time, the "Purchase Agreement"), and is one of the "Notes" (as defined in the Purchase Agreement). Capitalized terms not elsewhere defined herein shall have the meanings set forth in the Purchase Agreement.

1.              Payments.

1.1              All Notes outstanding under the Purchase Agreement shall rank equally without preference or priority of any kind with respect to one another, and all payments and recoveries under the Purchase Agreement payable on account of principal and interest with respect to any of the Notes shall be applied ratably in proportion to the Applicable Percentages. Subject to Section 1.3 of the Purchase Agreement, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full.

1.2              The Balance shall be due and payable on July __, 2014. “Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

1.3              Subject to Section 1.1 above and Section 1.3 of the Purchase Agreement, the Company may prepay this Note in whole or in part from time to time without premium or penalty. Each partial prepayment shall be applied first to any unpaid accrued interest, second to payment of all, if any, other amounts except principal due under or in respect of this Note, and third to repayment of the unpaid principal amount of this Note.

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2.              Interest. All unpaid accrued interest shall be compounded on a quarterly basis such that such unpaid accrued interest shall be added to principal at the end of each calendar quarter following the issuance date set forth above; provided, however, that the Company will pay interest quarterly in arrears for any such calendar quarter if the Company receives a written request to such effect from Lender that is received by the Company not less than five (5) business days prior to the end of such applicable calendar quarter.

3.              Security/Seniority. This Note is secured by the collateral described in, and pursuant to, the Purchase Agreement. Subject to Section 1.1 above and any limitation set forth in the Purchase Agreement, all payments and amounts recovered in connection with any sale, lease or other dispositions of Collateral under the Purchase Agreement, net of any enforcement costs, will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments or amounts recovered have been made as provided in this paragraph, then the remaining amount of such payment or amounts recovered in connection with sale, lease or other disposition of Collateral under the Purchase Agreement that are in either case in excess of the aggregate balance of all outstanding Notes, shall be returned to the Company in accordance with the provisions of the Uniform Commercial Code.

4.              Event of Default. In case of an Event of Default, Lender shall have the rights set forth in the Purchase Agreement.

5.              Warrant Coverage. Subject to the terms and conditions of the Purchase Agreement, upon issuance of this Note, the Company shall also issue the Lender a Warrant.

6.              Representations and Warranties of Holder. In order to induce the Company to enter into the Purchase Agreement and issue this Note and the Warrant to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Purchase Agreement.

7.              General.

7.1              The Company shall pay all costs of collection, including reasonable attorneys' fees. No delay or failure on the part of Lender in exercising any of its rights hereunder shall be deemed a waiver of such rights or any other right of Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of such rights or any other right on any future occasion.

7.2              The Company waives presentment, demand, protest, notice of intention to accelerate, notice of acceleration, notice of nonpayment and all other notices of every kind, and agrees that its liability under this Note shall not be affected by any renewal, postponement or extension in the time of payment hereof or by any indulgence granted by any holder hereof with respect hereto, and the Company hereby consents to any and all renewals, extensions, indulgences or changes, regardless of the number of such renewals, extensions, indulgences or changes.

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7.3              Lender may not transfer, assign, pledge, encumber or otherwise convey an interest to part or all of this Note without the Company's consent, which consent will not be unreasonably withheld; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company if such assignment, conveyance or transfer is made (i) to an affiliate of Lender, (ii) for no consideration by Lender (if Lender is a partnership or a corporation) to (A) a partner of such partnership or stockholder of such corporation, (B) an affiliate of such partnership or corporation, (C) a retired partner of such partnership who retires after the date hereof, (D) the estate of any deceased partner of such partnership or deceased stockholder of such corporation; or (iii) by gift, will or intestate succession by Lender to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided, further, that in each of the foregoing cases the transferee (x) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note and (y) makes the representations and warranties to the Company that are set forth in the Purchase Agreement. Subject to the foregoing, the rights and obligations of the Company and the Lender under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

7.4              This Note and all other Notes issued under the Purchase Agreement may be amended, and any provisions under this Note and all other Notes issued under the Purchase Agreement, may be waived by the holders of Notes and the Company as provided in Section 7.7 of the Purchase Agreement.

7.5.              This Note shall be governed by and construed in accordance with the laws of the State of Washington, without regard to the conflict of laws provisions thereof.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

LENCO MOBILE INC.

By:	/s/ Matthew R. Harris
Matthew R. Harris, Chief Executive Officer

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